Exhibit 99.1
SECURUS Technologies, Inc.’s Board of Directors announces Rick Smith as its new CEO.
Richard Falcone, current Chairman and CEO, announces that Mr. Rick Smith will be installed as the company’s CEO effective June 23, 2008. Chairman Falcone stated that “SECURUS Technologies, as it is formulated today, has resulted from the September 2004 merger of T-Netix and Evercom, two industry leading corrections market industry companies, as well as the June 2007 acquisition of Syscon Justice Systems, the international brand leader in Offender Management Systems.
Coupled with these activities and a relentless focus on serving customers with excellence as well as continuing innovative initiatives in many key areas including an industry leading architecture/technology, SECURUS has proven itself to be a formidable competitor in the Corrections Market. Rick Smith is undoubtedly the ideal choice to continue, with an experienced hand and in a focused way, to drive the company forward to an undisputed industry leadership position.
Mr. Smith has an excellent background, set of skills, breadth of experience and impressive track record to lead SECURUS. Rick has a rich experience base in telecom and has held a series of positions in a wide variety of disciplines at Frontier Corporation including operations, finance, IT, and business development among others. For the past nine years or so, he has been the CEO of Eschelon Telecom, Inc., during which time he grew revenue from approximately $30 million to some $350 million and grew EBITDA to some $80 million, a CAGR of 48%. With that success, he led Eschelon to a successful IPO in the summer of 2005.
Rick has a Bachelor of Science in Electrical Engineering and a Masters in Mathematics as well as an MBA.”
Special Note Regarding Forward-Looking Statements:
The foregoing release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are only predictions and are not guarantees of future performance. Investors are cautioned that any such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environment of Securus that may cause the actual results to be materially different from any future results expressed or implied in such forward-looking statements.